Exhibit 3.1

AMENDMENT

TO

AMENDED AND RESTATED

BYLAWS

OF

MERRIMACK PHARMACEUTICALS, INC.

1. Section 1.3 of Article I of the Amended and Restated Bylaws of Merrimack Pharmaceuticals, Inc. is hereby amended and replaced in its entirety to read as follows:

“1.3 Special Meetings. (a) Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board of Directors, the Chairman of the Board or the Chief Executive Officer, and by stockholders subject to and in accordance with the provisions of Section 1.3(b) below. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

(b) Special meetings of the stockholders shall also be held whenever called by the Secretary, upon the written request of the stockholders owning continuously for a period of at least one year prior to the date of such request, more than 25% of all the outstanding shares of the corporation (a “Qualifying Stockholder Request”). Each such written request must be signed by a stockholder and delivered to the Secretary at the principal executive office of the corporation and shall set forth:

(i) a brief description of the business desired to be brought before the special meeting of the stockholders, including the complete text of any resolutions to be presented at the special meeting of the stockholders, with respect to such business, and the reasons for conducting such business at the meeting;

(ii) the date of request;

(iii) the name and address, as they appear on the Corporation’s books and records;

(iv) the ownership information of such Stockholder, including a written agreement to update and supplement such information;

(v) any material interest of such Stockholder in such business;

(vi) a representation that such Stockholder intends to appear in person or by proxy at the special meeting of the stockholders to transact the business specified; and

(vii) a representation that each stockholder intends to hold the shares of the Corporation’s stock through the date of the special meeting of the stockholders.

Stockholder requests submitted with respect to the election of Directors shall include the information as required to be included in a notice of a Stockholder’s intent to nominate a Director pursuant to Section 1.10 of these Bylaws. Multiple stockholder requests delivered to the Secretary will be considered together to determine whether a Qualifying Stockholder Request has been made only if each such request (a) identifies substantially the same purpose or purposes of the special meeting of the stockholders and substantially the same matters proposed to be acted on at the special meeting of the stockholders, as determined in good faith by the Board of Directors, and (b) has been dated and delivered to the Secretary within sixty (60) days of the earliest dated stockholder request.

Any stockholder may revoke his, her or its written stockholder request at any time by written revocation delivered to the Secretary at the principal executive office of the Corporation. Business transacted at any special meeting of the stockholders held pursuant to a Qualifying Stockholder Request shall be limited to the purpose(s) stated in the Qualifying Stockholder Request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting of the stockholders held pursuant to a Qualifying Stockholder Request. If none of the stockholders who made the Qualifying Stockholder Request appears or send a qualified representative to present the matters specified in the Qualifying Stockholder Request, the Corporation need not present such matters for a vote at such meeting.

The Secretary shall not be required to call a special meeting of the stockholders if (a) the Board of Directors calls an annual meeting or special meeting of the stockholders to be held not later than ninety (90) days after the first date on which valid Qualifying Stockholder Requests constituting more than 25% of all the outstanding shares of the Corporation have been delivered to the Secretary (the “Delivery Date”) and the business to be conducted at such meeting is substantially similar to the business requested by a Stockholder to be brought before a special meeting of the stockholders, as determined in good faith by the Board of Directors or (b) the Qualifying Stockholder Request (i) has a Delivery Date which is during the period commencing ninety (90) days prior to the one-year anniversary of the preceding year’s annual meeting and ending on the date of the next annual meeting, (ii) contains an identical or substantially similar item to an item that was presented at any meeting of the stockholders held within one hundred and twenty (120) days prior to the Delivery Date (for purposes of this clause (ii) the election of directors shall be deemed a similar item with respect to all items of business involving the election or removal of directors), (iii) relates to an item of business that is not a proper subject for Stockholder action under applicable law, (iv) was made in a manner that involved a violation of Regulation 14A of the Exchange Act or other applicable law, or (v) does not comply with the provisions of this Article I.”

Any special meeting of the stockholders held pursuant to a Qualifying Stockholder Request shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting of the stockholders shall not be more than ninety (90) days after the Delivery Date.”

2. Except as specifically amended herein, the Bylaws of the Company shall remain unchanged and in full force and effect.

ADOPTED by the Board of Directors of Merrimack Pharmaceuticals, Inc. by written consent dated April 22, 2022.

/s/ Timothy Surgenor
Secretary